                                                                   EXHIBIT 10.17

{*} THE REDACTED PORTIONS INDICATED BY THIS SYMBOL ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                           EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter "Agreement"), having an Effective Date of June 29, 2001, is between AtheroGenics, Inc. ("AGIX"), a corporation of the State of Georgia, having a principal place of business at 8995 Westside Parkway, Alpharetta, GA 30004, and National Jewish Medical Research Center ("NJMRC"), a non-profit organization having a mailing address at 1400 Jackson St., Denver, CO 80206, each a "Party" and collectively the "Parties."

WHEREAS NJMRC has the exclusive, worldwide right and title to certain US and foreign patents and patent applications and has related technical information;

WHEREAS, AGIX has established, or intends to establish, by separate agreements, consulting relationships and other business relationships with certain inventors of such patents and patent applications;

WHEREAS AGIX wishes to obtain an exclusive right and license to and under certain US and foreign patents and patent applications and related technical information to make, use, sell, have made and offer for sale diagnostics and therapeutics to treat human diseases (herein defined and referred to as the "Licensed Products") for commercial use in accordance with the terms and conditions set forth below,

Now, THEREFORE, the Parties agree as follows:

I.       DEFINITIONS

A. "AFFILIATE" shall mean any corporation or non-corporate business entity, which controls, is controlled by, or is under common control with a Party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty (50%) percent of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

B        "AGIX IMPROVEMENTS" shall mean any and all inventions, discoveries, and improvements in the Licensed Field, whether patentable or not, that fall within the scope of any valid claim of any of the Patent Rights or which are developed using the Related Technology, which are invented, made, discovered, developed, owned or controlled solely by AGIX, its employees or its agents (excluding Erwin Gelfand M.D.) during the Term of this Agreement.


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C.       "COMPETING GENERIC PRODUCT" shall mean a product that is the generic equivalent of a Licensed Product that is sold or offered for sale in the Licensed Territory.

D. "CONFIDENTIAL INFORMATION" shall mean all business and technical information identified by the disclosing party as confidential, whether disclosed in written, oral, or in any other form, tangible or intangible, including but not limited to:

(i) Information concerning inventions, discoveries, concepts, ideas, techniques, processes, samples, data, finances and plans, customer lists, business plans, contracts, marketing plans, sales data, production plans, distribution plans, system implementation plans, business concepts, supplier information, business procedures and business operations and all materials related thereto;

(ii) All know-how and intellectual property, including specifically and without limitation the contents of any unpublished patent application; and

(iii) All unpublished copyrightable material including, but not limited to, trademarks, manuscripts, abstracts and presentations.

Confidential Information does not include any information that a Party can demonstrate: (a) was in the Party's possession prior to its being furnished to the Party under the terms of this Agreement, provided the source of that information was not known by the Party to be bound by a confidentiality agreement with or other continual, legal or fiduciary obligation of confidentiality to the other Party; (b) is now, or hereafter becomes, through no act or failure to act on the part of the Party, generally known to the public;
(c) is rightfully obtained by the Party from a third party, without breach of any obligation to the other Party; or (d) is independently developed by the Party without use of or reference to the Confidential Information.

E.       "EFFECTIVE DATE" shall mean June 29, 2001.

F. "JOINT IMPROVEMENTS" shall mean any patentable inventions, discoveries, and improvements in the Licensed Field, that fall within the scope of any valid claim of any of the Patent Rights or which are developed using the Related Technology, which are coinvented by AGIX, its employees or its agents and Erwin Gelfand M.D. as long as he is employed by NJMRC during the Term of this Agreement.

G.       "LICENSED FIELD" shall mean diagnosis and treatment of human diseases.

H. "LICENSED PRODUCTS" shall mean any component or final product used to diagnose or treat human diseases, that is: (a) developed using the Related Technology or any method, composition, or assay claimed under Patent Rights; and/or (b) covered by any valid claim of any unexpired patent included in the Patent Rights or any patents issuing on NJMRC Improvements, including but not limited to pharmaceuticals, biopharmaceuticals, biologicals, diagnostics or tools.

I.       "LICENSED TERRITORY" shall mean the world.


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J.       "NJMRC IMPROVEMENTS" shall mean any and all of NJMRC's rights within the Licensed Field to any patentable inventions, discoveries, and improvements pertaining to MEKK Technology, CGRP Technology, IL-10 Technology, and CD40 Technology which are invented, discovered, developed, or made by any employee of NJMRC, including specifically and without limitation Erwin Gelfand and any employees working in his laboratory under his supervision, at any time during the Term of this Agreement. NJMRC Improvements shall include Covered NJMRC Improvements and Other NJMRC Improvements, as defined herein.

         (i) "COVERED NJMRC IMPROVEMENTS" shall mean any and all patentable inventions, discoveries, and improvements in the Licensed Field which are invented, discovered, developed, or made solely by Erwin Gelfand, M.D. and any NJMRC employees under his supervision working in his laboratory at NJMRC during the Term of this Agreement.

         (ii)."OTHER NJMRC IMPROVEMENTS" shall mean any and all NJMRC Improvements which are not Covered NJMRC Improvements or Patent Rights as defined herein.

K.       "PATENT RIGHTS" shall mean:

(i) All U.S. patents and patent applications listed in Attachment A, and any and all continuations, requests for continued examination, continuing prosecution applications, divisionals, reexaminations, reissues, renewals, extensions or foreign counterparts of any of the patents and patent applications of Attachment A; and

(ii) NJMRC's rights in any continuation-in-part applications claiming priority to the US patents and patent applications listed in Attachment A and 1) naming Erwin Gelfand and/or Gary Johnson as sole named inventors or 2) naming Erwin Gelfand and other NJMRC employee or consultant working under supervision and/or direction of Erwin Gelfand as inventors, provided that the claims of such continuation-in-part applications would be infringed by the development and commercialization of products covered under any valid claims of the US patents and patent applications listed in Attachment A.

L.       "RELATED TECHNOLOGY" shall mean the Related Technology of Attachment B.

M. "NET SALES" shall mean the gross sales of Licensed Products that are produced, processed or sold by or on behalf of AGIX or its Affiliate(s) to or for any unaffiliated third party, as and when received by AGIX, less (i) customer returns and adjustments, (ii) price allowances and trade discounts actually granted to customers (iii), to the extent separately stated, taxes levied and/or other governmental charges assessed on the sale, transportation, delivery or use of any Licensed Product and paid by or on behalf of AGIX, and
(iv) commissions (except those paid to sales representatives of AGIX, its Affiliates, or Sublicensees), freight, postage, insurance, and other shipping charges. When a Licensed Product is sold in combination with or as a component of other components or products, then the computation of Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/(A+B) where: A is the invoice price of the Licensed Product contained in the combination product if sold separately by AGIX, AGIX Affiliate or Sublicensee, and B is the invoice price of any other active component or components in the combination product if sold separately by AGIX, an Affiliate, or Sublicensee. In the event that the Licensed Product is sold in the form of a combination


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product containing one or more active ingredients other than the Licensed
Product and one or more such active ingredients are not sold separately, then the above formula shall be modified such that A shall be the total cost to AGIX, its Affiliate, or Sublicensee(s) of the Licensed Product and B shall be the total cost to AGIX , its Affiliate, or Sublicensee of any other active component or components in the combination.

N. "TERM OF THIS AGREEMENT" shall mean the period of time commencing on the Effective Date and continuing on a Licensed-Product-by-Licensed-Product and country-by-country basis until the later of: (a) the last claim of the last Patent Right covering any License Product expires or is held to be invalid by any court, agency, or competent authority within that country; and (b) ten (10) years after the first commercial sale of a Licensed Product within that country.

O. "SUBLICENSE" shall mean any agreement with a third party, other than an Affiliate of AGIX, granting such party rights under Patent Rights to develop, make, have made, import, export, use, distribute, market, promote the sale of, and sell Licensed Products or to use Related Technology or methods, compositions, or assays claimed under Patent Rights.

P. "SUBLICENSEE" shall mean any third party with which AGIX executes a Sublicense as provided in Paragraph II. D of this Agreement.

Q. "MEKK TECHNOLOGY" shall mean any and all patents, patent applications, reagents, assays, data, inventions, or other discoveries, including specifically and without limitation any/all of Patent Rights listed in Section I of Attachment A, related to:

         (i)  the use or direct modulation of any MEKK molecule; or

         (ii) the regulation of cytokine production in hematopoietic cells lacking an ERK-dependent signaling pathway, by regulating an MEKK/JNKK-contingent signaling pathway.

R. "CGRP TECHNOLOGY" shall mean any and all patents, patent applications, reagents, assays, data, inventions, or other discoveries, including specifically and without limitation any/all of Patent Rights listed in Section II of Attachment A, related to the use of CGRP or the direct regulation of CGRP.

S. "IL-10 TECHNOLOGY" shall mean any and all patents, patent applications, reagents, assays, data, inventions, or other discoveries, including specifically and without limitation any/all of Patent Rights listed in Section III of Attachment A, related to the inhibition of IL-10.

T. "CD40 TECHNOLOGY" shall mean any and all patents, patent applications, reagents, assays, data, inventions, or other discoveries, including specifically and without limitation any/all of Patent Rights listed in Section IV of Attachment A, related to the regulation of CD40- or gp39-mediated signaling of JNK or p38.

II.  GRANT OF LICENSE

A. License. Subject to the terms and conditions of this Agreement, NJMRC grants to AGIX, as of the Effective Date of this Agreement, an Exclusive License under the Patent Rights and the Related Technology to develop, make, have made, import, export, use, distribute, market,


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         promote the sale of, and sell Licensed Products in the Licensed
         Territory.

         AGIX, at its sole discretion, may extend the rights and licenses granted under this Agreement to Affiliates of AGIX provided that all rights and obligations of AGIX hereunder are binding upon the Affiliate, including payment of royalties by the Affiliates on sale of Licensed Products to or on behalf of unaffiliated third parties.

B. Right of First Refusal. NJMRC shall notify AGIX within {*} of identifying any Covered NJMRC Improvements. During the Term of Agreement and for {*} thereafter, NJMRC grants to AGIX a Right of First Refusal for; (i) any Covered NJMRC Improvements (Section I Paragraph J(i)); and (ii) NJMRC's co-owned portion of Joint Improvements (Section I, Paragraph F). Pursuant to this Right of First Refusal, AGIX shall have an Exclusive Negotiation Period of {*} from the date that it receives notification in writing of any Covered NJMRC Improvement(s), or from the date that AGIX identifies any Joint Improvements to finalize an exclusive license agreement for such Covered NJMRC Improvements or NJMRC's co-owned portion of such Joint Improvements. If AGIX and NJMRC do not finalize an exclusive license agreement during the Exclusive Negotiation Period, NJMRC shall be free to enter into a license with any third party, provided that the terms and conditions for granting rights and license to such third party shall not be more favorable to the third party than the terms and conditions last offered to AGIX in the Exclusive Negotiation Period without first offering such more favorable terms and conditions to AGIX for a {*} period for AGIX's consideration and possible acceptance. If AGIX and NJMRC do not execute a license agreement on those more favorable terms within said {*} period, then NJMRC shall be free to execute a license with the third party on those terms.

C. Sublicenses. AGIX, at its sole discretion, may grant Sublicenses of its rights under this Agreement. AGIX shall provide NJMRC with complete copies of any and all such Sublicenses within thirty (30) days of their execution. AGIX shall remain responsible to NJMRC for the payment of all Sublicense Fees due under this Agreement. Should AGIX dissolve or cease to operate as a business, or if this Agreement is terminated by NJMRC or AGIX in accordance with Article X of this Agreement, then any such Sublicense shall, at the discretion of the Sublicensee, survive, provided that: (a) the Sublicensee is not in default of any obligations under their Sublicense, and (b) the Sublicensee assumes AGIX's obligations under this Agreement, including obligations for the milestone payments under Paragraph III D of this Agreement, and for Royalties under Paragraph III E of this Agreement.

D. No Implied License. The license and rights granted in the Agreement shall not be construed to confer any rights upon AGIX by implication, estoppel, or otherwise as to any technology not specifically identified in the Agreement, except as otherwise implied by law to the extent necessary to practice the Patent Rights or Related Technology.

E. Government Rights. The licenses granted under this Agreement are conditioned upon and subject to the U.S. Government Licenses, other rights retained by the United States in inventions developed by nonprofit institutions with the support of federal funds, and the obligations of NJMRC with respect to such government licenses and rights. Certain of these rights are set forth in 35 USCA 201 et seq. and 37 CFR 401 et seq., which may be amended from time to time by the Congress of the United States or through administrative procedures. AGIX agrees it shall


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         comply with all obligations related to government licenses and other rights retained by the United States government, including compliance with laws related to the development, manufacture, sale and distribution of any Licensed Product hereunder.

F. Retained License. The licenses granted under this Section II are further conditioned upon and subject to a right and license retained by NJMRC on behalf of itself and NJMRC's academic research collaborators to use Related Technology and compositions, methods, and assays claimed under Patent Rights and NJMRC Improvements for research and educational purposes only. NJMRC will also have the right to distribute the Related Technology to academic researchers at other institutions, subject to the execution of appropriate materials transfer agreements (MTAs) and confidentiality disclosure agreements (CDAs) to be signed between NJMRC and the receiving institutions. Such MTAs and CDAs shall prohibit the academic research collaborators to use any Related Technology and/or improvements thereof for any commercial intent or purpose and to further distribute/transfer the Related Technology and/or Improvements. Within 30 days of signing any MTA or CDA, NJMRC will send a copy of the MTA or CDA to AGIX.


III.        ROYALTIES AND OTHER PAYMENTS

A. License Fee. AGIX shall pay to NJMRC an initial License Fee in the amount of {*}. This License Fee is due and payable within (10) days of the Execution Date of this Agreement.

B. Patent Prosecution Reimbursement. AGIX shall reimburse and pay NJMRC for all past costs, fees, and expenses (past costs, fees, and expenses as of January 1, 2001 not to exceed {*}), incurred in connection with the filing, prosecution, and maintenance of the Patent Rights. NJMRC shall furnish to AGIX an itemized Debit Note for Patent Prosecution Reimbursement, itemizing by patent/patent application and date all costs, fees, and expenses incurred by NJMRC in connection with filing, prosecution, and maintaining the Patent Rights. This Patent Prosecution reimbursement shall be due and payable within 30 days of receipt by AGIX of the itemized Debit Note.

C. Stock Warrants. AGIX shall grant to NJMRC Stock Warrants for 40,000 shares of AGIX regular stock, and will bear an exercise price equal to the closing price of AGIX stock on the Effective Date of this Agreement, unless that price {*}, as provided in Attachment C. These Stock Warrants will have a 5-year vesting schedule, as per Attachment C.

D. Milestone Payments. AGIX shall pay NJMRC milestone payments ("Milestone Payments") in the amounts specified below for each and every Licensed Product developed by AGIX as it proceeds through the regulatory process in the U.S. or, alternatively, a foreign country (but not both for the same Licensed Product), no later than thirty (30) days after the occurrence of the event designated below triggering payment.

                  Event                                                Milestone Payment
                  -----                                                -----------------
    (i)  Filing Investigational New Drug Application (IND)                    {*}
         (or its equivalent in a foreign country)


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
    (ii)  Beginning of Phase II Clinical Trial                                 {*}
          (or its equivalent in a foreign country)

    (iii) Filing a New Drug Application (NDA)                                  {*}
          (or its equivalent in a foreign country)

Should a Licensed Product be abandoned by AGIX for any reason following the filing of an IND Application (or its equivalent in a foreign country) and should one or more additional Licensed Products covered by the same technology ( that is, MEKK Technology, CGRP Technology, IL10 Technology or CD40 Technology) for the same therapeutic indication proceed into Clinical Trials (or its equivalent in a foreign country), then AGIX shall not be required to pay milestone fees to NRMRC for any milestones already achieved by the abandoned Licensed Product, provided that milestone fees were paid to NJMRC for said abandoned Licensed Product. AGIX shall resume Milestone Payments under this Paragraph for the new "replacement" Licensed Product, beginning with achievement of the event subsequent to the last event for which a Milestone Payment was paid to NJMRC for the abandoned Licensed Product.

E.       Royalties.

         (i) If AGIX or its Affiliate sells Licensed Products to non-affiliated third parties, AGIX shall pay NJMRC a royalty equal to {*} of the Net Sales of Licensed Products in any country as long as there is at least one valid claim in a valid patent under the Patent Rights in that country covering the Licensed Product.

         (ii) If a Licensed Product is not covered by a valid claim in a valid patent under the Patent Rights in a country, then AGIX shall pay to NJMRC a reduced royalty of {*} of the Net Sales of Licensed Products in that country for the use of the Related Technology, unless and until a Competing Generic Product is sold or offered for sale in that country.

         (iii) If and when a Competing Generic Product is offered for sale in a country in which a corresponding Licensed Product is not covered by a valid claim in a valid patent under the Patent Rights, AGIX shall have a royalty-free right to use the Related Technology to make, use or sell that corresponding Licensed Product in that country.

F. Third Party Licenses. In the event that AGIX's outside patent counsel determines that patent licenses from third parties are required by AGIX, its Affiliates, or its Sublicensees in order to discover, develop, make, have made, import, export, use, distribute, promote, market, offer for sale, or sell a Licensed Product, AGIX shall provide NJMRC with written notice to that effect and AGIX shall be solely responsible for acquiring such licenses at AGIX's sole discretion. If the total combined amount of royalty percentage of Net Sales payable to third parties and to NJMRC (including consideration of milestones and other license fees) exceeds {*} of Net Sales of a Licensed Product, AGIX may reduce any royalty otherwise due NJMRC hereunder by the amount required to reimburse AGIX for royalties and/or license fees actually paid to such third parties, provided that the amount of Royalty Percentage of Net Sales paid to NJMRC shall not be less than {*} of Net Sales of any Licensed Product for which Royalties are due under Paragraph III-E.


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G.       Sales or Other Transfers to an Internal Corporate Entity or an
         Affiliated Entity. In no event shall Royalties be paid by AGIX on sales or other transfers of any Licensed Product to an internal corporate entity or Affiliate. Royalties are due only when Licensed Product is sold to a third party unaffiliated with AGIX.

H. Sublicense Fees. In respect of any Sublicense granted by AGIX to a third party under this Agreement, AGIX shall pay to NJMRC those percentage amounts below-indicated of all license payments, milestone payments, royalties, investments in AGIX equity (as provided in Paragraph III-I, below), and equity or non-cash payments calculated according to Paragraph III-J below made by the Sublicensee (hereinafter, "Sublicensee Payments") thereunder in consideration for the grant of such sublicense to it by AGIX:

         (i)      Sublicense Agreements executed in the First Year          {*}

         (ii)     Sublicense Agreements executed in the Second Year         {*}

         (iii)    Sublicense Agreements executed on or after the Third Year {*}

         Any or all of the above Sublicense Fees may be reduced upon prior mutual agreement, in writing, of both Parties.

I. Sublicensee Payments shall not include any bona fide research and development funding or any payments received by AGIX from a Third Party in exchange for issuance of shares of AGIX's capital stock or options to purchase shares of AGIX's capital stock or other securities convertible into or exercisable for shares of AGIX's capital stock, provided that {*} of any such payments for stock or options in excess of {*} for such stock or options at the time such stock is issued or such options are granted shall be included in Sublicensee Payments if the payments are part of an agreement for a third party related to Sublicense of Patent Rights, Related Technology, or research or development of Licensed Products.

J.       Calculations Concerning Equity or Non-Cash Consideration.

         (i) Divisible Consideration: In the event that equity or non-cash consideration received by AGIX is readily divisible, then AGIX shall pay to NJMRC the applicable percentage of equity or non-cash consideration received by AGIX as specified in Paragraph H of this Section.

         (ii) Non-Divisible Consideration: In the event that equity or non-cash payment received by AGIX is not readily divisible (e.g. a royalty-free cross-license) or AGIX does not convert the applicable percentage of readily divisible equity or non-cash consideration, then AGIX shall pay to NJMRC the applicable percentage of equity or non-cash consideration received by AGIX as specified in Paragraph H of this Section whenever non-cash consideration is converted to cash.


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IV.      PRODUCT DEVELOPMENT

A. Research Program. AGIX, its Affiliate or a third party selected by AGIX will conduct a research and discovery program dedicated to the identification and development of Licensed Products developed using one or more claims of the Licensed Products.

B. Product Development. AGIX, its Affiliate or a third party selected by AGIX will be solely responsible for the selection and testing of Licensed Products that it schedules to advance into IND Application in the U.S., or equivalent development programs throughout the world. AGIX, its Affiliate or a third party selected by AGIX, will be solely responsible for the development of Licensed Products and for schedule and content of all regulatory documents, filings, and meetings regarding approvals to market Licensed Products in the Licensed Territory.

C.       Performance Milestones:

         (i) If seven (7) years after the Effective Date, AGIX and/or its Affiliate(s) or third party selected by AGIX has not either filed an IND Application or equivalent in a foreign country, or signed a sublicensing agreement sublicensing the rights granted to AGIX herein for the MEKK Technology, then all Patent Rights listed in section I of Attachment A and Related Technology with respect to the MEKK Technology licensed to AGIX by NJMRC will revert to NJMRC.

         (ii) If five (5) years after the Effective Date, AGIX and/or its Affiliate(s) or third party selected by AGIX has not either filed an IND Application or equivalent event in a foreign country, or signed a sublicensing agreement sublicensing the rights granted to AGIX herein for the IL-10 Technology, then all Patent Rights listed in section III of Attachment A and Related Technology with respect to the IL-10 Technology licensed to AGIX by NJMRC will revert to NJMRC.

         (iii) If five (5) years after the execution of a subsequent mutual agreement described in Article II, paragraph G, AGIX and/or its Affiliate(s) or third party selected by AGIX has not either filed an IND Application or equivalent event in a foreign country, or signed a sublicensing agreement sublicensing the rights granted to AGIX herein for the CD40 Technology, then all Patent Rights listed in section IV of Attachment A and Related Technology with respect to the CD40 Technology licensed to AGIX by NJMRC will revert to NJMRC.

         (iv) If four (4) years after the Effective Date, AGIX and or its Affiliate or a third party selected by AGIX has not either filed an IND Application or equivalent event in a foreign country, or signed a sublicensing agreement sublicensing the rights granted to AGIX herein for the CGRP Technology, then all Patent Rights listed in section II of Attachment A and Related Technology with respect to the CGRP Technology licensed to AGIX by NJMRC will revert to NJMRC.

D. Formulation, Packaging, Marketing and Sales of Licensed Products. AGIX or AGIX's Affiliate or a third party selected by AGIX will be solely responsible for the formulation and


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         packaging of Licensed Products for testing and commercialization in the
         Licensed Territory. AGIX or a third party selected by AGIX will be solely responsible for execution and costs of all marketing and sales activities regarding Licensed Products.

V.         INTELLECTUAL PROPERTY

         A. Patent Prosecution. AGIX shall manage all patent prosecution activities on the Patent Rights and patent applications on Joint Improvements in consultation with NJMRC and take into account all suggestions made by NJMRC including the addition of new claims. NJMRC shall cooperate fully with AGIX in the preparation, filing and prosecution of all patent applications pursuant to this Agreement, which cooperation shall include, but not be limited to, execution by NJMRC and its faculty and other employees of any and all such papers and instruments as are necessary or helpful to AGIX in preparing, filing and prosecuting such patent applications. All approved out-of-pocket cost incurred for such cooperation will be reimbursed by AGIX. AGIX shall diligently and in a timely manner provide NJMRC with copies of all documents relating to the prosecution, maintenance, and validity of the Patent Rights including but not limited to correspondence with any patent office concerning the Patent Rights. AGIX shall further provide an opportunity for NJMRC to comment upon such correspondence and such comments shall be taken into account in prosecution activities. AGIX shall consult with NJMRC in such prosecution and maintenance, and shall diligently seek strong and broad claims under the Patent Rights and shall not abandon prosecution of any patent application or any of the claims of the Patent Rights without first notifying NJMRC in a timely manner of AGIX's intention and reason therefore, and providing NJMRC with a reasonable opportunity to assume responsibility for the prosecution and maintenance of the Patent Rights.

         AGIX shall have the right but not the obligation to seek extensions of the terms of Patent Rights. At AGIX's request, NJMRC shall either authorize AGIX to act as NJMRC's agent for the purpose of making any application for any extensions of the term of Patent Rights and provide reasonable assistance therefor to AGIX or shall diligently seek to obtain such extensions, in either event, at AGIX's expense.

         If AGIX decides in any or all of the following major pharmaceutical market countries (United States, Mexico, Canada, Brazil, Chile, Argentina, Italy, Spain, France, Germany, United Kingdom, Greece, Denmark, Sweden, Switzerland, Finland, Norway, Japan, Korea, Australia, China) not to seek patent protection on and pay for any future costs, fees and expenses associated with the filing and prosecution of patent or patent application included in the Patent Rights, or if AGIX decides to discontinue the financial support of the prosecution or maintenance of any of patent or patent application included in the Patent Rights in any or all of those major pharmaceutical market countries: (1) NJMRC shall be free to file, prosecute or maintain any patents covering such patent or patent application at its own expense, and (2) such patent or patent application shall be excluded under the Exclusive License granted under Section II of this Agreement. These NJMRC rights related to patent filing, prosecution, and maintenance will be only for those major pharmaceutical market countries where AGIX has no ongoing patent filing, prosecution, and/or maintenance activities.

B. Rights to AGIX Improvements. AGIX shall own all right, title and interest in any AGIX Improvements. AGIX shall disclose, or cause to be disclosed to NJMRC, in a timely manner, any and all AGIX Improvements and shall make available and grant to NJMRC an irrevocable, nonexclusive, royalty-free, nontransferable, non-sublicensable license to use the AGIX Improvements throughout the world for educational and research and development purposes only. At NJMRC's request, AGIX shall make available or supply to NJMRC such information or data as is necessary or convenient for the proper understanding or use of such AGIX Improvements, which information NJMRC shall treat as Confidential Information under the confidentiality provisions of this Agreement unless and until NJMRC obtains written permission from AGIX to make such information public. NJMRC shall not publish any information concerning AGIX Improvements without prior express written approval from AGIX.

C. Rights to Joint Improvements. AGIX and NJMRC will jointly own all Joint Improvements.

D. Confidentiality. The Parties acknowledge that this Agreement may require the disclosure of Confidential Information by either party to the other party. The receiving party shall at all times regard and preserve such Confidential Information of the disclosing party as secret and confidential and shall not publish or disclose any of such Confidential Information in any manner to any third party without the prior written consent of the disclosing party , which consent may be withheld for any or no reason whatsoever.

E. Publications. It is the intent of the parties to this Agreement that NJMRC have the right to publish the findings of its researchers in accordance with traditional principles of academic freedom, while allowing for the protection of Confidential Information of AGIX and for the filing of patents on new intellectual property. Therefore, any manuscript, abstract, or presentation materials for which Erwin Gelfand is the controlling author and which describes research affecting MEKK-dependent signal transduction, CGRP, IL-10 antagonists, or CD40-dependent MEKK signal transduction in B lymphocytes shall be submitted to AGIX for review and comment not less than 30 days before the manuscript, abstract, or presentation materials are submitted to any journal or conference organizing body. NJMRC agrees to remove from such materials any Confidential Information identified by AGIX. Further, should AGIX decide to file a patent application (provisional or otherwise) during the 30 day review and comment period, the submission of manuscripts, abstracts or presentation materials shall, at AGIX's request, be deferred for up to 60 days following the expiration of the 30 day review and comment period or until AGIX has filed its patent application(s), whichever is earlier.

F. Press Releases. AGIX shall provide NJMRC with an accurate copy of any proposed press release which refer by name to NJMRC at least two business days before scheduled release. NJMRC shall have the right to review and approve or edit such proposed press releases which may, at NJMRC's sole discretion, include the removal of any reference to NJMRC or its employees, provided that NJMRC shall provide AGIX with either its written approval or editorial changes within one business day of receiving the proposed press release, and provided that such approval shall not be unreasonably withheld.

VI.        PAYMENT TERMS

A.       Reports: Payment of Royalty: Payment Exchange Rate and Currency
         Conversions.

         (i) Royalties Paid Quarterly. Within sixty (60) calendar days following the close of each calendar quarter, following the first commercial sale of a Licensed Product, AGIX shall furnish to NJMRC a written report for the calendar quarter showing the Net Sales of Licensed Product(s) sold by AGIX, its Affiliates and its sublicensees in the Territory during such calendar quarter and the Royalties and Sublicense Fees payable under Paragraphs III-E, H and I of this Agreement for such calendar quarter. Simultaneously with the submission of the written report, AGIX shall pay to NJMRC, for the account of AGIX or the applicable Affiliate or Sublicensee, as the case may be, a sum equal to the aggregate Royalty and Sublicense Fee, if any, due for such calendar quarter calculated in accordance with this Agreement (reconciled for any previous overpayments or underpayments),

         (ii) Equity or Non-Cash Consideration. In the event that equity consideration is received as Sublicense Fees by AGIX, then AGIX will provide to NJMRC the applicable percentage of equity consideration specified in Paragraph H of Section III within thirty (30) days from the receipt of the equity by AGIX. In the event that equity or non-cash payment received as Sublicense Fees by AGIX is not readily divisible, then AGIX will pay to NJMRC the applicable percentage of equity or non-cash consideration as specified in Paragraph H of this
                  Section III within 30 days from the day when such equity or non-cash consideration is converted to cash by AGIX.

         (iii) Method of Payment. Payments to be made by AGIX to NJMRC under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by NJMRC from time to time. AGIX shall provide advance notice to NJMRC of the timing and amount of such transfers so that NJMRC may efficiently ensure the appropriate internal accounting for such funds. Royalties shall be deemed payable by the entity making the Net Sales from the country in which earned in local currency and subject to foreign exchange regulations prevailing as of the date of payment. Royalty payments shall be made in United States dollars to the extent that free conversions to United States dollars is permitted. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange used by AGIX for reporting such sales for United States financial statement purposes. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as set forth above, the Parties shall consult in good faith with a view to finding a prompt and acceptable solution, and AGIX will deal with such monies as NJMRC may lawfully direct at no additional out-of pocket expense to AGIX. Notwithstanding the foregoing, if royalties in any country cannot be remitted to NJMRC for any reason within six (6) months after the end of the Calendar Quarter during which they are earned, then AGIX shall be obligated to deposit the royalties in a bank account in such country in the name of NJMRC.

B.       Maintenance of Records; Audits.

         (i) Record Keeping by AGIX. AGIX and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon forty-five (45) days prior written notice from NJMRC, AGIX shall permit an independent certified public accounting firm of nationally recognized standing selected by NJMRC, at NJMRC's expense, to have access during normal business hours to examine pertinent books and records of AGIX and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The examination shall be limited to pertinent books and records for any year ending not more than twenty four (24) months prior to the date of such request. An examination under this Paragraph IV-B of this Agreement shall not occur more than once in any calendar year. AGIX may designate competitively sensitive information, which such auditor may not disclose to NJMRC; provided however, that such designation shall -------- ------- not include the auditor's conclusions.

         (ii) Limited Disclosure. The accounting firm shall disclose to NJMRC only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to NJMRC. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to AGIX) as to any of AGIX's or its Affiliate's Confidential Information which they are provided, or to which they have access, while conducting any audit.

         (iii) Underpayments/Overpayments. If such accounting firm correctly concludes that additional royalties were owed during such period, AGIX shall pay the additional royalties within thirty
                  (30) days of the date NJMRC delivers to AGIX such accounting firm's written report so correctly concluding. If such underpayment exceeds either: (a) five percent (5%), or (b) $50,000 of the royalty correctly due to NJMRC, then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by AGIX. Any overpayments by AGIX will be credited against future royalty obligations.

         (iv) Record Keeping by Sublicensees. AGIX shall include in each Sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to AGIX, to keep and maintain records of sales made pursuant to such sublicensee and to grant access to such records by NJMRC's independent accountant to the same extent required of AGIX under this Agreement.

         (v) Confidentiality of Financial Information. NJMRC shall treat all financial information subject to review under this License Agreement, or under any sublicensee agreement, as Confidential Information in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with AGIX obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

         (vi) Binding Records. Upon the expiration of twenty-four (24) months following the end of any Calendar Year, the calculation of royalties payable under this Agreement with respect to such year shall be binding and conclusive upon the Parties, and AGIX, its Affiliates and its Sublicensee shall be released from any liability or accountability with respect to royalties for such Calendar Year.

C. Overdue Payments. All payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of two percent (2%) above the prime interest rate in effect at the Wells Fargo Bank (Denver branch) on the due date, unless there is a good-faith dispute between the Parties regarding whether any payment or amount is due or payable. If there is a good-faith dispute between the Parties regarding whether any payment or amount is due or payable, then no interest shall accrue with respect to such disputed payment or amount until and unless such disputed payment or amount is agreed by both Parties to be due and payable, or until such disputed payment or amount is finally determined to be due and payable pursuant to Article XX of this Agreement. The payment of such interest shall not foreclose NJMRC from exercising any other rights it may have as a consequence of the lateness of any payment.


VII.       PATENT LITIGATION

A. Defense. In the event of the institution of any suit by a third party against NJMRC, AGIX or its sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of Licensed Products anywhere in the Territory, the Party sued shall promptly notify the other Party in writing. AGIX shall have the right, but not the obligation, to defend such suit at its own expense. NJMRC and AGIX shall assist one another and cooperate in any such litigation at the other's request, at the expense of the requesting Party.

B. Right to Take Action. In the event that NJMRC or AGIX becomes aware of actual or threatened infringement of any Patent Rights anywhere in the Licensed Territory, that Party shall promptly notify the other Party in writing. AGIX shall have the first right, but not the obligation, to bring, at its sole expense with no expense to NJMRC, an infringement action against any third party. AGIX can use NJMRC's name in connection therewith and to name NJMRC as a party thereto if necessary. If AGIX does not commence a particular infringement action within ninety (90) days of receipt of the notice of infringement, then NJMRC, after notifying AGIX in writing, shall be entitled to bring such infringement action at its own expense. The Party conducting such action shall have full control over its conduct, including settlement of the infringement action. In any event, NJMRC and AGIX shall assist one another and cooperate in any such litigation at the other's request at the expense of the requesting Party.

C. Recovery. NJMRC and AGIX shall recover their respective actual and reasonable out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement of the infringement action from any recovery made by any Party. Any excess amount shall be shared equally between AGIX and NJMRC, provided in no event shall NJMRC's share of the excess amount exceed the royalties which would otherwise be due NJMRC under this Agreement.

D. Cooperation. The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement of any infringement action concerning Licensed Products or Patent Rights.

E.       Royalty Payment Reductions During Litigation.

         (i) In the event that a third party sues AGIX, its Affiliate, or its Sublicensee, in any court or agency, alleging that any action such as manufacture, use, sale, offer for sale, exportation, importation, marketing, or promotion of a Licensed Product infringes or will infringe the third party's patents anywhere in the Licensed Territory, and provided that the complaint of said third party specifically alleges in writing that the practice of Patent Rights or Related Technology constituted or otherwise directly caused such alleged infringement, then, during the pendency of such litigation, AGIX and its Affiliate may withhold royalty payments and sublicense fees which it pays to NJMRC under Section III of this Agreement to cover costs and expenses associated with such litigation, including specifically and without limitations, any and all attorney's fees, court costs, expert witness fees, and travel costs. In no case shall the amount withheld be more than 50% of the royalties and sublicense fees specified under
         Section III.

         AGIX shall deposit all such withheld royalty payments and sublicense fees under this subparagraph (i) into an interest-bearing escrow account pending the final resolution of such litigation. In the event that a court of competent jurisdiction finally determines that AGIX', its Affiliate's, or its Sublicensee's manufacture, use, sale, offer for sale, exportation, importation, marketing, or promotion of a Licensed Product infringes, or will infringe, the third party's patents anywhere in the Licensed Territory, where such infringement is based on the use of Patent Rights or Related Technology, then all moneys in the escrow account at the time of such final determination shall belong to and shall be promptly refunded to AGIX or its Affiliate. Otherwise, upon a final resolution of the litigation, all moneys in the escrow account shall belong to and shall be promptly paid to NJMRC.

         (ii) In the event that AGIX or its Affiliate, brings any infringement action against any third party, in any court or agency, alleging that that the third party's manufacture, use, sale, offer for sale, exportation, importation, marketing, or promotion of any method of product infringes or will infringe the Licensed Patents anywhere in the Licensed Territory, then, during the pendency of such litigation, AGIX and its Affiliate may withhold royalty payments and sublicense fees which it pays to NJMRC under Section III of this Agreement to cover costs and expenses associated with such litigation, including specifically and without limitations, any and all attorney's fees, court costs, expert witness fees, and travel costs. In no case shall the amount withheld be more than 50% of the royalties and sublicense fees specified under Section III.

         AGIX shall deposit all such withheld royalty payments and sublicense fees under this subparagraph (ii) into an interest-bearing escrow account pending the final resolution of such litigation. In the event that a court of competent jurisdiction finally determines that the third party's manufacture, use, sale, offer for sale, exportation, importation, marketing, or promotion of any method of product infringes or will infringe any valid Licensed Patent anywhere in the Licensed Territory, then the moneys in the escrow account shall be belong to and shall be promptly paid to AGIX or its Affiliate, except for an offset amount equal to any damages awarded to and collected by AGIX or its Affiliate, which offset amount (not to exceed the total amount of moneys in the escrow account) shall be paid to NJMRC. In the event that a court of competent jurisdiction finally determines that the third party does not infringe any valid Licensed Patent anywhere in the Licensed Territory, then all moneys in the escrow account shall belong to and shall be promptly paid to AGIX or its Affiliate.

VIII.      WARRANTIES AND REPRESENTATIONS

A. Warranty of Title. NJMRC warrants and represents that, as of the Effective Date, it owns the entire right, title and interest in the Patent Rights, and Related Technology provided to AGIX under this Agreement, and that it otherwise has the right to enter into this Agreement. NJMRC further warrants and represents that it will not encumber any such Patent Rights and Related Technology with liens, mortgages, security interests or otherwise. NJMRC further warrants that any employee who worked on the inventions disclosed and claimed in the Patent Rights or Related Technology was under an obligation to assign his or her entire right, title and interest in any and all inventions to NJMRC. NJMRC further warrants and represents that there is nothing in any third party agreement NJMRC has entered into as of the Effective Date which, in any way, will limit NJMRC's ability to perform all of the obligations undertaken by NJMRC hereunder, and that it will not enter into any agreement after the Effective Date under which NJMRC would incur any such limitations.

B. Warranty of Rights Granted. NJMRC warrants and represents that, as of the Effective Date, no other person or organization presently has any effective assignment, option, license, sublicense or any other similar rights granted directly or indirectly by NJMRC under Patent Rights or Related Technology to the extent that such relate to the making, having made, use, marketing, distributing or sale of Licensed Product within the Territory which would affect AGIX's rights and licenses to Patent Rights and Related Technology granted under this Agreement, except as may otherwise be permitted by this Agreement.

C. Warranty of Complete Rights. NJMRC warrants and represents that, to the best of its knowledge, the Patent Rights and the Related Technology of Attachment B represent all of the rights and intellectual property which it owns or controls pertaining to MEKK Technology, CGRP Technology, IL-10 Technology, and CD40 technology as of the Effective Date, and further covenants that should it discover any additional rights or intellectual property pertaining to these Patent Rights which it owned or controlled as of the Effective Date, it shall promptly notify AGIX of such rights or intellectual property and cause the same to be included and incorporated into the Patent Rights and Related Technology licensed to AGIX under this Agreement without any additional consideration required by AGIX.

D. Except as expressly set forth in this Agreement, NJMRC, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR PATENTABILITY OF ANY

         CLAIMS UNDER PATENT RIGHT(S) -, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY NJMRC THAT THE PRACTICE BY AGIX OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL NJMRC, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND RESULTING FROM AGIX'S EXERCISE OF THE RIGHTS GRANTED HEREIN, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER NJMRC SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

E.       AGIX represents and warrants to NJMRC that:

         (i) The execution, delivery and performance of this Agreement by AGIX does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. AGIX is not currently a party to, and during the Term of this Agreement will not enter into any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

         (ii) AGIX is validly existing and in good standing under the laws of the country of its incorporation and has the corporate power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by AGIX and constitutes the valid and binding obligation of AGIX, enforceable against it in accordance with the terms. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of AGIX, its officers and directors.

F.       NJMRC represents and warrants to AGIX that:

         (i) To the best of its knowledge, the execution, delivery and performance of this Agreement by NJMRC does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. NJMRC is not currently a party to, and during the Term of this Agreement will not enter into any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

         (ii) NJMRC is validly existing and in good standing under the laws of the country of its incorporation and has the corporate power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by NJMRC and constitutes the valid and binding obligation of NJMRC, enforceable against it in accordance with the terms. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of NJMRC, its officers and directors.

G. Notwithstanding any other representation or warranty of NJMRC under this Agreement, NJRMC and AGIX acknowledge that NJMRC may have obligations to the third parties under certain agreements existing as of the Effective Date that may or may not take precedence over the rights in CD40 Technology, including U.S. Patent No. 6,132,978 and {*}, granted to AGIX by NJMRC hereunder.

IX.        INDEMNIFICATION

A. AGIX agrees to indemnify, hold harmless, and defend NJMRC against any and all claims for death, illness, personal injury, property damage, patent infringement, and improper business practices arising out of AGIX'S exercise of its rights under this Agreement, including the manufacture, use, sale, or other disposition of Patent Rights or Licensed Products by AGIX or its Affiliates, Sublicensees, or customers, except where such claims are due to NJMRC's gross negligence or willful misconduct. Upon receipt of any notice, demand, or service of process involving any of the matters for which AGIX has agreed to hold NJMRC harmless, NJMRC shall promptly notify AGIX in writing of same. AGIX, at its election, shall have the right to take over or participate in the defense of any claim to which its indemnity attaches.

B. AGIX shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

C. AGIX shall obtain and carry in full force and effect commercial product liability insurance which shall protect AGIX and NJMRC with respect to events covered in Paragraph IX.A. Such insurance shall be written by a reputable insurance company and shall require thirty (30) days written notice to be given to NJMRC prior to any cancellation or material change thereof. The limits of such insurance shall be such amounts as are customary in the industry. AGIX shall provide NJMRC, upon its request, with Certificates of Insurance evidencing the foregoing.

X.       TERMINATION

A. With a 90 day prior written notice, AGIX may terminate this Agreement anytime with or without cause, solely at its own discretion. Should AGIX exercise this termination option, then all rights related to Patent Rights and Related Technology will revert to NJMRC. Any Stock Warrants unvested at the date of termination according to the schedule in Attachment C will expire.

B. Either Party may terminate this entire Agreement (a) for breach by the other Party, upon sixty (60) days' prior notice to the breaching Party of such breach, provided the breach is not cured within such sixty (60) day period, or (b) upon fifteen (15) days' prior written notice, if the other Party becomes insolvent ceases to conduct its business or a receiver is appointed for its business or properties, or if a petition is filed by or against such Party under any provisions of any bankruptcy, insolvency or similar laws.

C. Termination of this Agreement shall not relieve AGIX of its obligations to (i) pay NJMRC Royalties and Consideration for Related Technology due and unpaid at the time of termination, (ii) make available its books and records for inspection and/or audit by a certified accounting firm selected by NJMRC, and (iii) retain in confidence all Confidential

         Information for a period of three (3) years following termination of this Agreement except as otherwise provided in this Agreement.

D. Any termination of this Agreement under this Section X shall be without prejudice as to any right of either Party under this Agreement with respect to any obligation of the other Party which has accrued on or prior to the effective date of such termination.


XI.      FORCE MAJUERE

If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

XII.     GOVERNING LAW

This Agreement shall be deemed to have been made in the State of Georgia, U.S.A. and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of Georgia, U.S.A.

XIII.    WAIVER OF BREACH

The failure of either Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

XIV.     SEPARABILITY

In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect.

If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform to such statute or rule of law.

In the event that the terms and conditions of this Agreement are materially altered as a result of this Section XIII of this Agreement, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

XV.      ENTIRE AGREEMENT

This Agreement, entered into as of the date written above, constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement. The captions and section numbers used in this Agreement are inserted only as a matter of convenience and do not define, limit, explain or modify the scope or intent of such sections or otherwise affect this Agreement.

XVI.     Notices

Any notice, consent or approval permitted or required under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be effective on receipt, as evidenced in writing, when given by registered airmail or certified mail, postage prepaid, or overnight courier, and addressed, unless otherwise specified in writing, to the addresses of the Parties described below:

     For NJMRC:       Manager of Intellectual Property and Technology
                      Commercialization
                      National Jewish Medical and Research Center
                      1400 Jackson St.
                      Denver, CO 80206

with a copy to the Executive Vice President and Chief Administrative Officer at NJMRC at the same address.

     For AGIX:        Vice President of Business & Corporate Development
                      AtheroGenics, Inc.
                      8995 Westside Parkway
                      Alpharetta, GA 30004

with a copy to:       Leonard A. Silverstein, Esq.
                      Long Aldridge & Norman LLP
                      303 Peachtree Street, Suite 5300
                      Atlanta, GA 30308


XVII.    ASSIGNMENT

This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective Parties. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the written consent of the other Party, except that (i) in the event of the sale or transfer by other means any or all of AGIX's entire business in the Licensed Field to another owner, or the reorganization of AGIX into another entity having the same or similar function, or transfer of some or all of the rights hereunder to an Affiliate, or joint venture, no such consent is required and all rights and obligations of this


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Agreement shall accrue to the new owner or entity, and (ii) NJMRC may assign its rights to receive royalties without such consent.

XVIII.   RECORDING

AGIX shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the Territory, and NJMRC shall provide reasonable assistance to AGIX in effecting such recording, registering or notifying.

XIX.     MISCELLANEOUS

A. NJMRC does not grant to AGIX and shall not grant to any third Party the right, license or privilege to use NJMRC's name and likeness worldwide on or in connection with the marketing and sale of the Licensed Products or as a trademark thereon. AGIX shall have the right to market and advertise the Licensed Products under AGIX's name, trademarks, trade names, labels and other designations which shall remain and be the sole property of AGIX.

B. To protect the Patent Rights, NJMRC and AGIX shall include a reference in all publications or product literature covered by Patent Rights mentioning that those products are covered by pending or issued patents.

C. The rights and privileges granted hereunder to the parties shall inure to the benefit of the parties and their Affiliates.

D. No modification or waiver of any portion of this Agreement shall be made without the written consent of both Parties unless such portion is in violation of any laws.

E. This Agreement shall not be construed as creating the relationship of master and servant, principal and agent, or a co-partnership or joint venture between the parties.

XX.      ARBITRATION

All disputes under this Agreement shall be submitted to an arbitration panel of three by either Party, and if so submitted by either Party, shall be finally settled by arbitration conducted in accordance with the applicable rules of the American Arbitration Association in effect on the date of this Agreement. Such arbitration shall take place at a location to be mutually agreed to by the Parties. The arbitrator shall have substantial experience in the drafting and negotiation of license and technology agreements, and shall apply the laws of the State of Georgia. The decision by the arbitrator shall be binding and conclusive upon the Parties, their successors, and assigns and they shall comply with such decision in good faith, and each Party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to the decision of the arbitrator hereunder. Notwithstanding the foregoing, judgment upon the award may be entered in any court where the arbitration takes place, or any court having jurisdiction. The Parties shall bear the costs of arbitration equally.


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

XXI.     EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

THE PARTIES, THROUGH THEIR AUTHORIZED OFFICERS, HAVE EXECUTED THIS AGREEMENT AS OF THE DATE THE LAST REQUIRED SIGNATURE IS OBTAINED:


NATIONAL JEWISH MEDICAL RESEARCH CENTER  ATHEROGENICS, INC.


BY:      /s/ James D. Crapo              BY:      /s/ Russell M. Medford
       ------------------------                 -----------------------------
       James D. Crapo, M.D.                     Russell M. Medford, M.D., Ph.D.

TITLE: Executive VP for                  TITLE: President & Chief
       Academic Affairs                         Executive Officer

DATE:     22 June 2001                   DATE:     26 June 2001
       ------------------------                 -----------------------------


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


                                  ATTACHMENT A
                         PATENTS AND PATENT APPLICATIONS
I.       MEKK

-    Patent # 5,405,941, "MEKK Protein, Capable of Phosphorylating MEK"
-    Patent # 5,753,446, "Mitogen ERK Kinase Kinase (MEKK) Assay"
-    Patent # 5,854,043, "MEKK-Related Signal Transduction Kinases"
-    Patent # 5,910,417, "Regulation of Cytokine Production in a Hematopoietic
                         Cell"
-    Patent # 5,981,265, "Methods for Regulating MEKK Protein Activity
-    Patent # 6,074,861, "MEKK Proteins"
-    {*}
-    {*}
-    {*}
-    {*}
-    {*}
-    {*}
-    {*}



II.      CGRP

-    {*}



III.     IL-10

-    {*}



IV.      CD-40

-    Patent # 6,132,978, "Method to Regulate CD40 Signaling"
-    {*}


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


                                  ATTACHMENT B

                               RELATED TECHNOLOGY

All genetic constructs and cellular and animal research tools and reagents developed by or under the direction of Gary Johnson, Ph.D. during his employment at NJMRC from 01SEPT88 through 01FEB00:

(1) directly relating to the research and development of products related to Patent Rights; and

(2) containing modifications of genetic elements (including either deletions or additions) claimed in Patent Rights.

Related Technology shall specifically include:

- ES cell knockouts and knockout mice with deletions to MEKK1, 2, or 3

- Plasmids containing sequences that encode MEKK1, 2, 3, or 4.

- Transgenic cells and mice over-expressing MEKK 1, 2, 3, or 4.

Related technology shall also include data and information generated using the above research tools and reagents to the extent such data and information is necessary or desired for the manufacture, use, importation, offer for sale or sale, sublicense of any compounds, products, targets, or technology claimed or described under Patent Rights.

                                      * * *


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




                                  Attachment C
                         Stock Warrant Pricing & Vesting


NJMRC will receive a stock Warrant grant of 40,000 shares on the Effective Date of the Agreement. The exercise price will equal the closing price of the stock on the Effective Date. If AGIX stock price {*} on the Effective Date, NJMRC will have the right to renegotiate the Warrant grant. One-fifth (8,000 shares) of the Warrants shall vest on each anniversary of the Effective Date for 5 years. Should AGIX terminate the Agreement, any unvested Warrants at date of termination will expire. Should AGIX terminate the agreement during any year, a prorata number of the next year's Warrants will vest based on the following fraction: the numerator shall be the number of full months since the previous anniversary of the Effective Date and the denominator shall be 12.


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